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                                                                     Exhibit 2.1

                             DISTRIBUTION AGREEMENT



                              Dated _________, 1999


                                     Between

                                  GENCORP INC.,

                                       and

                              OMNOVA SOLUTIONS INC.



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                                    CONTENTS
                                    --------



                                                                                       Page
                                                                                       ----

I.       Definitions............................................................

II.      Contribution...........................................................
         2.01 Assets Contributed ...............................................
         2.02 Retained Assets ..................................................
         2.03 Assumed Liabilities ..............................................
         2.04 Retained Liabilities .............................................
         2.05 Issuance of Shares................................................
         2.06 Closing ..........................................................
         2.07 Assignment of Assets .............................................
         2.08 Termination of Certain Contracts .................................
         2.09 Disclaimer .......................................................

III.     Distribution
         3.01  Record Date......................................................
         3.02. Distribution.....................................................
         3.03. Delivery ........................................................

IV.      Certain Covenants
         4.01. Interim Use of GenCorp's Corporate Name..........................
         4.02. Transition and Further Assurances................................
         4.03. Assets Administration............................................
         4.04. Correspondence...................................................
         4.05. Interim Permit Operations........................................
         4.06. Agreement for Exchange of Information............................
         4.07. Witness Services.................................................
         4.08. Confidentiality..................................................
         4.09. Certain Tax Matters..............................................

V.       Indemnification
         5.01. Indemnification by GenCorp.......................................
         5.02. Indemnification by OMNOVA........................................
         5.03. Third Party Claim Procedures.....................................



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

VI.      Miscellaneous Provisions
         6.01  Notices
         6.02  Entire Agreement......................................................
         6.03  Assignment............................................................
         6.04  Captions .............................................................
         6.05  Waiver; Consent.......................................................
         6.06  No Third Party Beneficiaries..........................................
         6.07  Survival of Agreements................................................
         6.08  Expenses .............................................................
         6.09  Group Performance.....................................................
         6.10  Counterparts..........................................................
         6.11  Gender   .............................................................
         6.12  Governing Law.........................................................
         6.13  Interpretation........................................................
         6.14  Blue Pencil...........................................................
         6.15  Conflicts.............................................................



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                             DISTRIBUTION AGREEMENT
                             ----------------------


         THIS DISTRIBUTION AGREEMENT (the "Agreement") dated ____________, 1999, is by and between OMNOVA SOLUTIONS INC., an Ohio corporation ("OMNOVA"), and GENCORP INC., an Ohio corporation ("GenCorp").

         WHEREAS, the Board of Directors of GenCorp has determined that it is in the best interests of GenCorp and its shareholders to transfer the Contributed Assets to OMNOVA and to cause OMNOVA to assume the Assumed Liabilities, all as more fully described in this Agreement and the Ancillary Agreements (the "Separation");

         WHEREAS, the Board of Directors of GenCorp has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for GenCorp to distribute to the holders of GenCorp Common Shares all of the outstanding common shares, $0.10 par value, of OMNOVA (the "OMNOVA Common Stock"), owned by GenCorp (the "Distribution"); and

         WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of GenCorp and OMNOVA following the Distribution.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, OMNOVA and GenCorp hereby agree as follows:

                             ARTICLE I: DEFINITIONS
                             ---------- -----------

         Section 1.01. Terms used in this Agreement shall have the meanings ascribed to them by definition in this Agreement.

         "ACTION" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal, except as between the parties which shall be subject to the Alternative Dispute Resolution Agreement.

         "ADDITIONAL ASSETS" means the following assets, properties and rights of GenCorp:

                  (a) the real property described in Schedule 1.01(a), including all rights, easements and privileges appertaining or relating thereto and all buildings, fixtures and improvements located thereon and therein and all such items under construction, including;

                  (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, dies, molds, patterns, aircraft, vessels, motor vehicles and other transportation equipment, special and general

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                                       2

tools, test devices, prototypes and models and other tangible personal property whether, owned or leased, which is used, held for use or being developed for use primarily for the GenCorp Corporate Headquarters, the GenCorp Corporate Technology Center or the GenCorp Flight Operations, including, without limitation, personal property described on Schedule 1.01(b);

                  (c) all inventories of materials, parts, raw materials, supplies used, held for use or being developed for use primarily for the GenCorp Corporate Headquarters, the GenCorp Corporate Technology Center or the GenCorp Flight Operations;

                  (d) all computer applications, programs and other software and all related data, user and system documentation and instructions, source code, functional and design specifications, network software, design software, design tools and all internet protocol internet addresses used, held for use or developed for use primarily for the GenCorp Corporate Headquarters, the GenCorp Technology Center or the GenCorp Flight Operations;

                  (e) the Additional Technology; and

                  (f) all Contracts, Intellectual Property, Records and Claims which pertain primarily to the items described in (a), (b), (c), (d) or (e) above.

         "ADDITIONAL TECHNOLOGY" means any Intellectual Property of GenCorp which pertains to coatings, adhesives, specialty polymers, polymer surface modification and/or processes, non-PVC substrates, rubber and plastic blends and alloys, and processing technologies, including, without limitation, the items described on Schedule 1.01(c), but excluding any of the same which pertains primarily to the Vehicle Sealing Division of GenCorp.

         "AGREEMENT" means this Distribution Agreement, including all of the Schedules hereto.

         "ANCILLARY AGREEMENTS" mean the Agreement on Employee Matters, the Tax Matters Agreement, the Services and Support Agreement, the Alternative Dispute Resolutions Agreement and such deeds, stock powers, bills of sale, certificates of title, assignments, assumptions and other agreements, instruments and conveyances as are executed and delivered by a party pursuant to this Agreement.

         "BUSINESS DAY" means any day on which commercial banks are not required or authorized by law to close in the City of New York, State of New York, U.S.A.

         "CAA" means the United States Clean Air Act.

         "CERCLA" means the United States Comprehensive Environmental Response, Compensation and Liability Act.

         "CWA" means the United States Clean Water Act.

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                                       3

         "CLAIM" means any cause of action, judgment, right of recovery, right of set-off, credit, rebate, indemnity or other claim against other Persons, of whatever kind or nature, known or unknown, accrued or to accrue, including, without limitation, all rights of rescission, replevin and reclamation, all rights and claims in respect of past infringement, all credits or rebates due in respect of charges incurred, goods received or services rendered and all rights under any express or implied warranties, representations or guarantees made by suppliers, contractors or others

         "CONTRACTS" means any agreements, contract rights, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments.

         "DISCONTINUED OPERATIONS" means any terminated, divested or discontinued businesses or operations of GenCorp, any GenCorp Entity, or any OMNOVA Entity and the matters listed on Schedule 1.01(d); provided, however, that (except for the matters listed on Schedule 1.01(d)), Discontinued Operations shall not include: (i) a business or operation to the extent it was conducted at a facility listed on Schedule 1.01(f) and (ii) the matters listed on Schedule 1.01(h).

         "DISTRIBUTION AGENT" means Bank of New York, or such other trust company or bank designated by GenCorp, to act as the agent responsible for the distribution of the OMNOVA Common Stock in the Distribution.

         "DOLLARS" or "$" means United States dollars.

         "ENVIRONMENTAL LAW" means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code license, permit, authorization, approval, consent, common law doctrine (including tort, contribution, strict liability, negligence, trespass and nuisance), order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface, subsurface strata and natural resources) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including, without limitation, CERCLA, RCRA, CWA, CAA, TSCA and comparable provisions in state, local, foreign or international law.

         "ENVIRONMENTAL LIABILITIES" means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses (including allocated costs of in-

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                                       4

house counsel and other personnel), interest, fines, penalties or other monetary sanctions in connection therewith.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, in effect from time to time.

         "GENCORP ENTITY" means any corporation, partnership, joint venture, limited liability company, alliance, association or legal entity in which GenCorp, directly or indirectly, has or had any equity, ownership, investment, profit, management or other interest including, without limitation, the Persons listed on Schedule 1.01(e), but excluding the OMNOVA Entities.

         "GENCORP GROUP" means GenCorp and the GenCorp Entities.

         "GENCORP COMMON STOCK" means the Common Shares, $.10 par value per share, of GenCorp.

         "GOVERNMENTAL AUTHORITY" means (i) the United States of America, any State thereof, or any court, department, commission, board, bureau, agency or instrumentality of the United States of America, any State thereof, or political subdivision of any of them, (ii) any other body, authority or agency exercising any form of regulatory authority under any applicable Legal Requirement, (iii) any quasi-governmental court, body, agency or authority, (iv) any corporation established by or at the direction of any of the foregoing and authorized by statute to exercise regulatory authority, and (v) any foreign government or governmental authority comparable to any of the foregoing.

         "GROUP" means the OMNOVA Group or the GenCorp Group.

         "INFORMATION" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

         "INSURANCE POLICIES" means the insurance policies written by insurance carriers pursuant to which GenCorp OMNOVA or any GenCorp Member (or their respective officers or directors) are insured.

         "INTELLECTUAL PROPERTY" means any and all United States and foreign:
(a) patents (including, without limitation, utility patents, design patents, reissued and reexamined patents industrial designs and utility models), inventors certificates and patent applications (including docketed

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                                       5

patent disclosures awaiting filing determination or preparation, reissues, revisions, reexaminations, divisions, continuations, continuations-in-part and extensions), all extensions, the right to claim priority, and any improvements to any of the foregoing; (b) trademarks, trade names, service marks, service names, fictitious names, telephone numbers, trade dress, symbols, marks, logos, business and product names, slogans and rights to obtain renewals and extensions thereof and registrations and applications for registration thereof together with all translations, adaptations, derivations, and combinations thereof; (c) works authorship (whether or not copyrightable and/or registerable and whether or not registered), including, without limitation, work of art and computer software, patterns and designs and copyright registrations, registration applications and right to obtain renewals and extensions thereof; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), processes, designs, formulae, trade secrets, proprietary knowledge, know-how, industrial models, technical information, manufacturing, engineering and technical drawings, product specifications, compositions, research and development, manufacturing and production processes and techniques; (e) mask work and other semiconductor chip rights and registrations thereof; (f) computer applications, programs and other software and all related data, user and system documentation and instructions, source code, functional and design specifications, network software, design software, design tools and, web sites and addresses; (g) intellectual property rights similar to any of the foregoing;
(h) all books, records, documents, drawings, tapes, disks or other media or tangible embodiments of any of the foregoing (in whatever form or media, including electronic and magnetic media) and (i) all goodwill pertaining to any of the foregoing.

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, or administrative, constitution, law, ordinance, principle of common law, regulation, statute, treaty or order, including, without limitation the Environmental Laws.

         "LOSSES" means all Actions and threatened Actions, and all damages, costs, expenses, losses, liabilities, judgments, awards, fines, sanctions, orders, consent decrees, diminution in value, penalties, charges and settlement payments, whether absolute or contingent, foreseen, unforeseen, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, now existing or which may arise in the future (including, without limitation, all reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, and investigators in connection with defending or settling an Action or threatened Action) and interest on cash disbursements in respect of any of the foregoing at the Reference Rate from the date each such cash disbursement is made until the party incurring the same shall have been indemnified in respect thereof.

         "OMNOVA BUSINESS" means the business and operations of: (a) the Performance Chemicals Division of GenCorp and the matters described in
Schedule 1.01(h), and (b) the Decorative & Building Products Division of GenCorp and the matters described in Schedule 1.01(h); provided, however, that the OMNOVA Business excludes all Discontinued Operations.

         "OMNOVA BUSINESS ASSETS" means any and all assets, properties and rights of GenCorp which are used, held for use or being developed for use primarily for the OMNOVA Business,

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                                       6

wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of GenCorp, including, without limitation, the following:

                  (a) All interests in real property of whatever nature, whether owned, leased, licensed or otherwise, including all rights, easements and privileges appertaining or relating thereto and all buildings, fixtures and improvements located thereon and therein and all such items under construction including, without limitation, the real property listed on Schedule 1.01(f);

                  (b) All apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, dies, molds, patterns, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property, whether owned or leased;

                  (c) All inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

                  (d) All capital stock of the OMNOVA Entities;

                  (e) All rights under any Contracts;

                  (f) All rights under any deposits, letters of credit and performance and surety bonds;

                  (g) All accounts, accounts receivable, notes receivable, security and other deposits, advance payments, prepayments and credits, whether recorded or unrecorded;

                  (h) All rights under any Intellectual Property;

                  (i) All Records;

                  (j) All rights under any Claim;

                  (k) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

                  (l) all bank accounts, lock boxes and other deposit arrangements; and

                  (m) all goodwill.

         "OMNOVA ENTITIES" means the Persons listed on Schedule 1.01(g).

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                                       7

         "OMNOVA GROUP" means OMNOVA and the OMNOVA Entities.

         "PARTIES" means OMNOVA and GenCorp.

         "PERMITS" means any authorization, approval, franchise, orders, consent, license, permit, registration, waiver or certificate issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

         "PERSON" means any individual, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, estate, trust, organization, labor union, Governmental Authority or other legal entity of any kind, other than the parties.

         "RCRA" means the United States Resource Conservation and Recovery Act.

         "RECORDS" means books, records, files, plans, surveys, studies, reports, manuals, handbooks, catalogs, brochures, correspondence, documents and other materials, whether in hard copy, electronic or any other form or media, including, without limitation, any of the same pertaining to accounting, sales, costs, pricing, marketing, advertising, promotions, suppliers, customers, personnel, human resources, inventory, engineering, manufacturing, business plans and strategies and product development

         "REFERENCE RATE" means the interest rate equal to the prime rate as publicly announced by Citibank, N.A., New York, New York, from time to time.

         "RETAINED ASSETS" is defined in Section 2.02.

         "RETURN" is defined in the Tax Matters Agreement.

         "SPIN-OFF TAXES" is defined in the Tax Matters Agreement.

         "TSCA" means the United States Toxic Substances Control Act.

         "TAXES" is defined in the Tax Matters Agreement.

         "TAX MATTERS AGREEMENT" means the Tax Matters Agreement dated ________, 1999 between GenCorp and OMNOVA.
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                                       8

         "THIRD PARTY CLAIM" means with respect to any party, the assertion of a claim or demand or commencement of any Action against such party by any Person.

         "TRANSACTION DOCUMENTS" means this Agreement and the Ancillary Agreements.

                            ARTICLE II: CONTRIBUTION
                            ------------------------

         Section 2.01. ASSETS CONTRIBUTED. Upon the terms and subject to the conditions of this Agreement, at the Closing Time, GenCorp shall contribute to OMNOVA and OMNOVA shall accept from GenCorp all right, title and interest of GenCorp in and to the following (collectively, the "Contributed Assets"):

                  (a) the OMNOVA Business Assets; and

                  (b) the Additional Assets.

         Section 2.02. RETAINED ASSETS. Upon the terms and subject to the conditions of this Agreement, notwithstanding Section 2.01, the following rights, properties, assets are not included in and are excluded from the Contributed Assets (the "Retained Assets"):

                  (a) All cash;

                  (b) All minute books, stock records, corporation records, corporate seals, treasury shares and tax returns and supporting schedules of GenCorp and any GenCorp Entity;

                  (c) Subject to Section 4.01, the name "GenCorp";

                  (d) Subject to Section 4.09, all casualty, liability or other insurance policies owned by or obtained on behalf of GenCorp and all claims or rights under any such insurance policies;

                  (e) Subject to the Employee Matters Agreement, all employee benefit plans;

                  (f) All of the capital stock, equity or other interests in any GenCorp Entity; and

                  (g) Any other right, property or asset not described in
Section 2.01.

         Section 2.03. ASSUMED LIABILITIES. Upon the terms and subject to the conditions of this Agreement, at the Closing Time OMNOVA will assume and thereafter pay, perform and discharge the following liabilities and obligations (the "Assumed Liabilities"):

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                                       9

                  (a) all liabilities and obligations of GenCorp to the extent arising primarily out of the OMNOVA Business; and

                  (b) all liabilities and obligations of GenCorp to the extent arising primarily out of the Additional Assets.

         Section 2.04. RETAINED LIABILITIES. Except for the Assumed Liabilities and notwithstanding anything to the contrary, OMNOVA and the OMNOVA Entities do not assume and GenCorp and the GenCorp Entities shall, without any responsibility or liability of, or recourse to OMNOVA or any OMNOVA Entity, or any director, officer, employee or agent of OMNOVA or any OMNOVA Entity, absolutely and irrevocably retain and be solely responsible for any and all liabilities or obligations of any nature of GenCorp, any GenCorp Entity or any Discontinued Operations, or claims of such liability or obligation, whether arising under contract, tort or any other legal theory and whether absolute or contingent, foreseen or unforeseen, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, now existing or which may arise in the future (collectively, the "Retained Liabilities") including, without limitation, any and all liabilities or obligations arising out of or related to the Distribution, the Retained Assets, any Environmental Liabilities and the liabilities and obligations of GenCorp under this Agreement and any Ancillary Agreements. For purposes of this Agreement, the Retained Liabilities shall be deemed to include all liabilities and obligations described in the previous sentence and for purposes of this Agreement no such liability or obligation shall be deemed a liability or obligation of OMNOVA or an OMNOVA Entity even if by operation of law any such liability or obligation is or becomes a liability or obligation of OMNOVA or an OMNOVA Entity.

         Section 2.05. ISSUANCE OF SHARES. In exchange for the contribution of the Contributed Assets and the assumption of the Assumed Liabilities, on or before the Distribution Date, OMNOVA shall issue to GenCorp that number of shares of Common Stock, $0.10 par value per share, of OMNOVA (the "OMNOVA Common Stock") as is necessary to effect the Distribution. The shares of OMNOVA Common Stock shall initially be represented by one stock certificate.

         Section 2.06. CLOSING. The closing of the transactions contemplated by this Agreement shall take place on ________________ "Closing Time"). The "Closing" shall mean the making of the deliveries to be made by OMNOVA and GenCorp respectively pursuant to this Section 2.06 and shall be deemed to have occurred for all purposes at ___ p.m. on ___________. At or prior to the Closing Time the parties will executive and deliver such deeds, stock powers, bills of sale, certificates of title, assignments, transfers, assumptions and other agreements, instruments and conveyances as necessary to carry out this Agreement and the transactions contemplated hereby.

         Section 2.07. ASSIGNMENT OF ASSETS. Anything in this Agreement to the contrary notwithstanding, unless OMNOVA shall otherwise determine, this Agreement shall not constitute a sale, assignment, transfer or conveyance (a "Transfer") or an agreement to Transfer any Contributed Asset, or any claim, right or benefit arising thereunder or resulting therefrom

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                                       10

(collectively, the "Interests") if an attempted Transfer thereof, without the consent, waiver, confirmation, novation or approval (a "Consent") of a third party, would constitute a breach or other contravention thereof, be ineffective or in any way adversely affect any rights thereunder, unless and until such Interest can be effectively Transferred without such breach, contravention or adverse effect, at which time each such Interest shall be deemed to be so Transferred. Until such Transfer, all such Interests shall be held in trust by GenCorp for the sole benefit of OMNOVA. GenCorp shall use all reasonable efforts to promptly obtain all necessary Consents to Transfer all such Interests and GenCorp shall pay and discharge all costs of obtaining any such Consent whether before or after the Closing Time. To the extent any Consents necessary to Transfer any Interest have not been obtained or are not in effect as of the Closing Time, GenCorp and OMNOVA shall, during the remaining term of such Interest, use all reasonable efforts to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Interest to OMNOVA, in which case OMNOVA shall pay or satisfy the corresponding obligations for the enjoyment of such benefits to the extent OMNOVA would have been responsible therefor if such Consent had been obtained and such Interest had been transferred to OMNOVA; and (ii) enforce, at the request of OMNOVA, any rights of GenCorp arising from such Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof with the consent of OMNOVA). Nothing in this Section 2.07 shall be deemed a waiver by the OMNOVA of its right to receive at the Closing Time an effective Transfer of all of the Contributed Assets nor shall this Section 2.07 be deemed to constitute an agreement to exclude any asset, property or right from the Contributed Assets.

         Section 2.08. TERMINATION OF CERTAIN CONTRACTS. Except with respect to this Agreement and the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive the Distribution by their terms), GenCorp and OMNOVA (on their own behalf and on behalf of the members of the GenCorp Group and OMNOVA Group, respectively) hereby terminate, any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Distribution Date including, without limitation, the items listed on Schedule 2.08. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect such termination.

         Section 2.09. DISCLAIMER. (a) Each of the parties understands and agree that no party hereto is (whether in this Agreement, in any Ancillary Agreement or otherwise) is making any representation or warranty, express, implied or otherwise, including any representation or warranty as to (i) the assets, businesses or liabilities retained, transferred or assumed, (ii) any consents, authorizations or approvals of third parties (including Governmental Authorities) required for the transfer or assumption by such party of any asset or liability, (iii) the value of any asset or freedom of any asset from any lien, claim, equity, encumbrance or other security interest or adverse claim,
(iv) the absence of any defenses or right of set-off or freedom from counterclaim with respect to any claim or asset, or (v) the legal sufficiency to convey title to any asset.

                  (b) Each party hereto understands and agrees that there are no representations or warranties, express, implied or otherwise whatsoever, including, without limitation, no warranty, as to the merchantability or fitness of any of the Contributed Assets transferred to pursuant to this Agreement or any Ancillary Agreement, and all such Contributed Assets so transferred shall be transferred on an "AS IS, WHERE IS" basis.

                  (c) Nothing contained in Section 2.09(a) or (b) shall alter, diminish or impair the obligations of the parties under any other provision of this Agreement or any Ancillary Agreement including, without limitation, under
Article V hereof.

                            ARTICLE III: DISTRIBUTION
                            ------------ ------------

         Section 3.01. RECORD DATE. Subject to all applicable Legal Requirements, the Board of Directors of GenCorp shall in its sole discretion establish the record date for the Distribution (the "Distribution Record Date"), the date for the Distribution (the "Distribution Date") and any appropriate procedures in connection with the Distribution; provided, however, that, in no event will the Distribution occur prior to such time as (i) a registration statement on Form 10 (the "Form 10") filed by OMNOVA with the SEC to effect the registration of the OMNOVA Common Stock pursuant to the Exchange Act, shall have been declared effective by the SEC and (ii) the Closing shall have occurred.

         Section 3.02. DISTRIBUTION. In the Distribution, GenCorp shall distribute (i) to each holder of record on the Distribution Record Date of shares of GenCorp Common Stock one share of OMNOVA Common Stock for every one share of GenCorp Common Stock so held.

         Section 3.03. DELIVERY. On the Distribution Date, GenCorp shall deliver to the Distribution Agent one or more stock certificates representing all the outstanding shares of OMNOVA Common Stock and shall instruct the Distribution Agreement to effect the Distribution. OMNOVA shall provide all stock certificates that the Distribution Agent may require in order to effect the Distribution. The Distribution shall be effective at 12:01 a.m. on the Distribution Date.

                          ARTICLE IV: CERTAIN COVENANTS
                          ----------- -----------------

         Section 4.01. INTERIM USE OF GENCORP'S CORPORATE NAME. OMNOVA may, after the Closing Time, utilize without further obligation to compensate GenCorp, the trademarks or trade names "GenCorp" in connection with the items described below:

                  (a) All stationery, forms, labels, product literature, invoices, purchase orders and other similar documents and supplies included in the Contributed Assets may be used by OMNOVA until the supply is exhausted.

                  (b) All inventory included in the Contributed Assets may be sold or otherwise disposed of by OMNOVA without remarking.

                  (c) All molds, dies and similar items included in the Contributed Assets which produce products displaying GenCorp's trademark, trade name or corporate name, and all products produced using such molds or dies, may be used and produced until such time as such molds dies and similar items are exhausted and replaced.

                  (d) All sample goods (tip cards, swatch books, loose swatches, binders and similar goods) both in stock and at distributors, specifiers, or others may be used until discontinuation of all product lines to which such sample goods pertain.

                  (e) As the corporate name for any OMNOVA Entity for a reasonable period until a name change can be registered and approved by the applicable Governmental Authority.

                  (f) As signage, e-mail addresses and similar uses for a reasonable period after the Distribution Date.

         Section 4.02. TRANSITION AND FURTHER ASSURANCES.

                  (a) GenCorp shall, at any time and from time to time after the Closing Time, upon the reasonable request of OMNOVA and at GenCorp's expense, execute, acknowledge and deliver of cause to be executed, acknowledged and delivered all such further deeds, stock powers, bills of sale, certificates of title, assignments, transfers, conveyances, powers of attorney and assurances and take such other action as may be reasonably requested by OMNOVA for the more effective assigning, transferring, granting, conveying, assuring and confirming to OMNOVA, or to its successors and assigns, any of the Contributed Assets or aiding and assisting in collecting and reducing to possession by OMNOVA any or all of the Contributed Assets, and to protect the right, title and interest of OMNOVA therein and the enjoyment by OMNOVA thereof, and otherwise to carry out the purpose and intent of this Agreement.

                  (b) Without limiting of any provision hereof, GenCorp agrees that as of the Closing Time, OMNOVA, shall be constituted and appointed the true and lawful attorney of GenCorp with respect to the Contributed Assets, with full power of substitution, in the name of OMNOVA or in the name of such GenCorp or otherwise and for the benefit and at the sole expense of OMNOVA, to institute and prosecute all proceedings which OMNOVA may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Contributed Assets, to defend or compromise any and all suits and proceedings in respect of any of the Contributed Assets, and to do all such acts and things in relation thereto as OMNOVA in its sole discretion as may deem advisable. GenCorp acknowledges that the foregoing powers are coupled with an interest and shall not be revocable by GenCorp. OMNOVA shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers.

         Section 4.03. ASSETS ADMINISTRATION. In the event that at any time or from time to time any party or member of such party's Group, shall receive or otherwise possess a right, property or asset that is owned by or was assigned pursuant to this Agreement or any Ancillary Agreement to the other party or a member of the other party's Group, such party or member shall promptly notify the other party and transfer or cause to be transferred, such right, property or asset to such other party so entitled thereto without any hold back or set-off. Prior to such transfer, such party or Group member receiving or possessing such right, property or asset shall hold such right, property or asset in trust for such other party.

         Section 4.04. CORRESPONDENCE. GenCorp hereby authorizes OMNOVA, on and after the Distribution Date, to receive and open mail addressed to GenCorp and to deal with the contents thereof in a responsible manner. OMNOVA shall promptly deliver to GenCorp any mail addressed to GenCorp that relates (or reasonably appears to relate) to the Retained Assets or Retained Liabilities.

         Section 4.05. INTERIM PERMIT OPERATIONS. Each party hereto shall prepare and file with the appropriate licensing and permitting authorities for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated hereby, of all Permits required in order for OMNOVA to operate the Contributed Assets following the Contribution. OMNOVA shall have the right to operate the Contributed Assets after the Closing Time under any Permits held by GenCorp which was not transferred to OMNOVA at the Closing Time and with respect to which notice has been given to the issuing Governmental Authority.

         Section 4.06. AGREEMENT FOR EXCHANGE OF INFORMATION.

                  (a) Each of GenCorp and OMNOVA agrees to provide to the other, and to cause the members of its Group to provide, as soon as reasonably practicable after written request therefor, any Information in its possession or under its control which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                  (b) Any Information owned by GenCorp or OMNOVA that is provided to a requesting party pursuant to this Section 4.06 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

                  (c) The party requesting such Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party.

                  (d) The parties agree to use their reasonable efforts to retain all Information in their respective possession or control on the Distribution Date for a period of six years and, with respect to the Information pertaining to Taxes, until the expiration of the applicable statute of limitations or as otherwise required by a Legal Requirement. No party will destroy or dispose of, or permit any member of its Group to destroy or disposal of, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the sixth anniversary of the date hereof or the expiration of any such statute of limitations without first using its reasonable efforts to notify the other party of the proposed destruction or disposal and giving the other party the opportunity to take possession of such Information prior to such destruction.

                  (e) The rights and obligations granted under this Section 4.06 are subject to any specific limitations, qualifications or additional provisions regarding the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

         Section 4.07. WITNESS SERVICES. At all times from and after the Distribution Date, each of GenCorp and OMNOVA shall use its reasonable efforts to make available to the other party's Group, upon reasonable written request, the officers, directors, employees and agents of the members of its Group for the fact finding, consultation or interviews and as witnesses to the extent that such persons may reasonably be required in connection with the prosecution or defense of any action in which the requesting party or any member of its Group may from time to time be involved. Except as otherwise agreed, a party providing witness services to any other party under this Section 4.07 shall be entitled to reimbursement from the recipient of such services upon the presentation of invoices therefor, for reasonable costs and expenses incurred in connection with providing such witness services.

         Section 4.08. CONFIDENTIALITY. Each of GenCorp and OMNOVA, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective directors, officers, employees and agents to hold, in strict confidence, all Information concerning the other Group furnished by any such other Group or its respective directors, officers, employees or agents, at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (a) in the public domain through no fault of such party or any member of its Group or any of their respective directors, officers, employees or agents, (b) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation), or (c) independently generated without reference to any proprietary or confidential Information of the other party. Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees and agents who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information). Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon). Notwithstanding the immediately two preceding sentences, in the event that a member of a Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any Group member of the other party) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

         Section 4.09. CERTAIN TAX MATTERS. (a) Neither the GenCorp Group nor the OMNOVA Group shall take any action inconsistent with, nor fail to take any action described in the Ruling Request or the Ruling, unless such Party (the "Proposing Party") has obtained the prior written consent of the other Party (the "Non-Proposing Party") which consent shall not be unreasonably withheld. The Non-Proposing Party shall grant its consent to an action proposed by the Proposing Party if the Proposing Party either (i) obtains a ruling with respect to the proposed action from the IRS or other applicable Tax Authority that is reasonably satisfactory, in form and substance, to the Non-Proposing Party and its tax counsel (except that the Proposing Party shall not submit any ruling request for the purpose of complying with this Section 4.09 if the Non-Proposing Party reasonably determines that filing such request might adversely affect the Non-Proposing Party), or (ii) obtains an opinion from tax counsel reasonably satisfactory to the Non-Proposing Party (both as to choice of counsel and the opinion given). Each of the Parties covenants that it will cooperate in connection with any future submissions to the IRS in connection with the Ruling Request and the Ruling, and will certify to the extent it can do so, upon reasonable request, that the factual statements, representations and other similar conditions contained therein are true, correct and complete in all material respects. Each of the Parties represents that neither it nor any of its Affiliates has any plan or intention to take any action which is inconsistent with any factual statements, representations or other similar conditions contained in the Ruling Request or in the Ruling.

                  (b) ACTIVE BUSINESS; CONTINUITY OF BUSINESS ENTERPRISE. GenCorp and OMNOVA each represents that it has no plan or intent to reduce, eliminate or otherwise discontinue its business relied upon in the Ruling Request. GenCorp and OMNOVA each will not take any action which might result in a contraction or elimination of such business (for purposes of Section 355(b) of the Code and the "continuity of business enterprise" requirement for tax-free distributions under Section 355 of the Code) within the five year period beginning on the Distribution Date, without the prior written consent of the other Party which consent shall not be unreasonably withheld.

                  (c) CHANGE IN CONTROL. GenCorp and OMNOVA each represents that, apart from the Spin-off, it has no plan or intention to engage in any transaction or transactions having the effect of a change in the ownership or 50% or more of its outstanding stock (by vote or value), within the meaning of section 355(e) of the Code.


                           ARTICLE V: INDEMNIFICATION
                           ---------- ---------------

         Section 5.01. INDEMNIFICATION BY GENCORP. Subject to Section 5.03 and 5.04, GenCorp shall indemnify, defend and hold harmless OMNOVA, each OMNOVA Entity and each of their respective directors, officers, employees and agents, and each of the heirs, successors and assigns of any of the foregoing (the "OMNOVA Indemnitees") from and against all Losses, (collectively, "Indemnifiable Losses") arising out of, associated with, or resulting from:

                  (a) any failure to perform or breach of any covenant or agreement made by a GenCorp in this Agreement or in any Ancillary Agreement;

                  (b) any Retained Liability; or

                  (c) any Spin-Off Taxes excluding any Spin-Off Taxes described in Section 5.02(c).

         Section 5.02. INDEMNIFICATION BY OMNOVA. Subject to Section 5.03 and
5.04 OMNOVA shall indemnify, defend and hold harmless GenCorp, each GenCorp Entity and each of their respective directors, officers, employees and agents, and each of the heirs, successors and assigns of any of the foregoing (the "GenCorp Indemnitees") from and against all Losses arising out of, associated with, or resulting from:

                  (a) any failure to perform or breach of any covenant or agreement made by OMNOVA in this Agreement or in any Additional Document delivered by OMNOVA;

                  (b) any Assumed Liability; or

                  (c) any Spin-Off Taxes resulting from any member of the OMNOVA Group or any employee, officer or director of such member acting in his or her capacity as such, taking or failing to take any action following the Spin-Off (including any actions specified in Section 4.09 or any change in ownership of OMNOVA stock whether or not OMNOVA has acted or failed to act in connection with such change), to the extent that such action or failure to act causes the Spin-Off to fail to qualify as fully tax-free under Sections 368(a)(1)(D), 355, and 361, or any other provisions of the Code.

         Section 5.03. THIRD PARTY CLAIM PROCEDURES. If a party receives notice of the assertion of any Third Party Claim in respect of which such party may have a claim under Section 5.01 or 5.02 then the following shall apply:

                  (a) The party against whom any such Third Party Claim is made (the "Indemnified Party"), shall promptly provide written notice (an "Indemnity Notice") of such Third Party Claim to the other party (the "Indemnifying Party"). Such Indemnity Notice shall describe in reasonable detail the nature of the Third Party Claim and the basis for its claim under Section 5.01 or 5.02; provided that the failure to provide such notice shall not affect a party's rights under Section 5.01 or 5.02 except to the extent the other party is prejudiced by the failure to give such notice. An Indemnity Notice by a party shall not preclude such party from giving subsequent Indemnity Notices with respect to other claims, whether arising before or after the claims for which prior notice is given.

                  (b) Upon receipt of an Indemnity Notice, the Indemnifying Party shall have the right to promptly assume, at its sole cost and expense, the defense or settlement of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party has irrevocably agreed in writing to defend, indemnify and hold harmless the Indemnified Party in respect of all Indemnifiable Losses arising or resulting from such Third Party Claim. The Indemnified Party shall give prompt written notice to the Indemnified Party of its intent to enter into such agreement and assume the defense of any such Third Party Claim and shall conduct the defense and/or settlement of such Third Party Claim diligently and in good faith. If the Indemnified Party enters into such agreement and assumes such defense then for so long as the Indemnifying Party is defending such Third Party Claim in accordance with its obligations hereunder then the Indemnified Party shall not admit any liability with respect to, or settle, any said Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnified Party shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnified Party releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party shall cooperate fully in the defense or prosecution of any Third Party the defense of which has been assumed by the Indemnifying Party, and the Indemnified Party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith, but the Indemnifying Party will reimburse the Indemnified Party for any reasonable fees or expenses incurred by it in so cooperating or acting at the request of the Indemnifying Party.

                  (c) Notwithstanding Section 5.02(b), if (i) an Indemnified Party is obligated to permit an insurer or other Third Party having liability therefore to assume the defense of a Third Party Claim, or (ii) an Indemnified Party determines in good faith that there is a reasonable possibility that a Third Party Claim may materially and adversely affect it or its assets or business other than as a result of the payment of monetary damages, or (iii) the Indemnifying Party and Indemnified Party are both named parties in a Third Party Claim and there are legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party or (iv) if the Indemnifying Party fails, after reasonable notice from the Indemnified Party, to diligently and in good faith defend such Third Party Claim, then, at the option of the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim and the Indemnified Party may, by notice to the Indemnifying Party, reassume the defense of any such Third Party Claim previously assumed by the Indemnifying Party. No retention or reassumption of any such defense by the Indemnified Party shall prejudice any rights of the Indemnified Party under Section 5.01 or 5.02.

                  (d) If the Indemnifying Party does not give notice and assume the defense of such Third Party Claim in accordance with Section 5.03(b) or is not entitled to assume or retain the defense thereof, the Indemnified Party shall have full authority to defend and/or settle any such Third Party Claim for the account of and at the sole risk, cost and expense of the Indemnifying Party. If the Indemnified Party undertakes the defense and/or settlement of any such Third Party Claim it shall do so diligently and in good faith and the Indemnifying Party shall from time to time upon the request of the Indemnified Party reimburse the Indemnified Party for the costs incurred by the Indemnified Party in defending and/or settling such Third Party Claim. The Indemnifying Party shall be bound by any settlement entered into by the Indemnified Party to the extent that such settlement is commercially reasonably measured in the context of the matter settled and by any judgment resulting from such Third Party Claim. If the Indemnifying Party had the right to assume the defense and settlement of such Third Party Claim and did not do so then, in any dispute between the Indemnifying Party and Indemnified Party regarding the defense or settlement of such Third Party Claim the Indemnifying Party shall have the burden to prove that the Indemnified Party did not defend such Third Party Claim diligently and in good faith and/or settle such claim in a commercially reasonable manner.

                  (e) The parties agree that the Indemnified Party may join the Indemnifying Party in any legal proceeding brought by the third party asserting such Third Party Claim as to which any right under Section 5.01 or 5.02 would or might apply, for the purpose of enforcing any such right.

                  (f) The Indemnifying Party shall not admit any liability, settle, compromise, pay or discharge, without the consent of the Indemnified Party, any Third Party Claim being defended by it unless with respect to any settlement (i) the Indemnified Party is not obligated to perform or to refrain from performing any act under such settlement and there is no encumbrance on any assets of the Indemnified Party; (ii) there is no finding or admission of any violation of any Legal Requirement, violation of the rights of any Person by the Indemnified Party or any other liability of the Indemnified Party to any Person; and (iii) the Indemnified Party receives, as a part of such settlement, complete a release, in form and substance reasonably satisfactory to Indemnified Party.

                  (g) The party controlling the defense of a Third Party Claim shall keep the other party reasonably informed at all stages of the defense and/or settlement of such Third Party

Claim. The party not controlling the defense of any such Third Party Claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such Third Party Claim.

                      ARTICLE VI. MISCELLANEOUS PROVISIONS
                      ----------- ------------------------

         Section 6.01. NOTICES. All notices, demands and other communications which may or are required to be given to or made by either party to the other in connection with this Agreement shall be in writing (including telex, fax or other similar writing) and shall be deemed to have been duly given or made: (a) if sent by registered or certified mail, five days after the posting thereof with first class postage attached, (b) if sent by hand or overnight delivery, upon the delivery thereof and (c) if sent by telex or fax, upon confirmation of receipt of such telex or fax, in each case addressed to the respective parties as follows:

         GenCorp:          GenCorp Inc.
                           175 Ghent Road
                           Fairlawn, Ohio 44333
                           Attn: Secretary

         OMNOVA:           OMNOVA
                           Highway 50 & Aerojet Road
                           Rancho Cordova, CA 5670
                           Attn: Secretary

or to such other address and to the attention of such other persons as either party hereto may specify from time to time by notice to the other party.

         Section 6.02. ENTIRE AGREEMENT. This Agreement, the Schedules hereto and the Ancillary Agreements embody the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, oral or written, relative to said subject matter.

         Section 6.03. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, however, that no such assignment shall relieve the assigning party of any liabilities or obligations hereunder. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

         Section 6.04. CAPTIONS. The Table of Contents and Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         Section 6.05. WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any breach by the other party of any of its obligations hereunder shall be deemed to be a waiver of any other subsequent or prior breach of the same or any other obligation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

         Section 6.06. NO THIRD PARTY BENEFICIARIES. Except as provided in
Article V hereto nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person any legal or equitable right, remedy, claim or other benefit under or by reason of this Agreement.

         Section 6.07. SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         Section 6.08. EXPENSES. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Distribution and the consummation of the transactions contemplated thereby shall be charged to and paid by GenCorp. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

         Section 6.09. GROUP PERFORMANCE. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreement and obligations set forth herein to be performed by a member of its Group.

         Section 6.10. COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 6.11. GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         Section 6.12. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Ohio exclusive of laws relating to conflicts of law.

         Section 6.13. INTERPRETATION. It is acknowledged by OMNOVA and GenCorp that this Agreement has undergone several drafts with the negotiated suggestions of each and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any provision of this Agreement.

         Section 6.14. BLUE PENCIL. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         Section 6.15. CONFLICTS. Notwithstanding any other provision of this Agreement, in the event of any conflict between this Agreement and the Employment Matters Agreement or this Agreement and the Tax Matters Agreement, the Employment Matters Agreement or the Tax Matters Agreement, as the case may be, shall control.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

OMNOVA SOLUTIONS INC.                        GENCORP INC.

By:____________________                      By:______________________

Name:__________________                      Name:____________________

Title:_________________                      Title:___________________